EXHIBIT 10.7
PLEDGE AGREEMENT
     PLEDGE AGREEMENT dated as of April 4, 2008 between MSLO Emeril Acquisition Sub LLC, a Delaware limited liability company (“Pledgor”), and Bank of America, N.A., as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Secured Parties (as defined below).
     Reference is made to the Loan Agreement dated as of April 4, 2008 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), between the Borrower and Bank of America, N.A. (together with any successor or assigns, the “Lender”). The Lender has agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Loan Agreement. The obligations of the Lender to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Accordingly, the parties hereto agree as follows:
     1. Definitions.
          (a) Loan Agreement. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Loan Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC. “UCC” means the New York UCC; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. The rules of construction specified in Article I of the Loan Agreement also apply to this Agreement.
          (b) Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Accounts” has the meaning set forth in Section 2.
     “Aggregate Collateral Value” has the meaning set forth in Section 4.
     “Agreement” means this Pledge Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
     “Bank” has the meaning set forth in Section 2.
     “Cash Collateral Account” has the meaning set forth in Section 2.
     “Collateral” has the meaning set forth in Section 2.

     “Collateral Agent” has the meaning set forth in the preamble to this Agreement.
     “Collateral Table” has the meaning set forth in Section 4.
     “Collateral Value”, with respect to (i) a money market fund, shall be determined at any given time by multiplying (A) the most recent per share net asset value of such money market fund obtained from the Wall Street Journal, or such other reputable reporting service as the Collateral Agent may reasonably select, times (B) the number of shares of such money market fund held in the Cash Collateral Account as collateral. In the event that such net asset value is not available in the Wall Street Journal, or such other reputable reporting service as the Collateral Agent may reasonably select, the Collateral Value shall be the value quoted to the Collateral Agent by a reputable brokerage firm selected by the Collateral Agent and (ii) with respect to cash, shall be the amount of such cash.
     “Eligible Collateral” has the meaning set forth in Section 4.
     “Guaranty” means the Continuing and Unconditional Guaranty dated as of April 4, 2008 made by each Guarantor in favor of the Collateral Agent, as the same may be, amended, amended and restated, modified or supplemented from time to time.
     “Indemnitees” has the meaning set forth in Section 14(b).
     “Lender” has the meaning set forth in the preamble to this Agreement.
     “Loan Agreement” has the meaning set forth in the preamble to this Agreement.
     “Outstanding Balance” means the outstanding principal balance of the Loan from time to time.
     “Pledgor” has the meaning set forth in the preamble to this Agreement.
     “Secured Obligations” means, collectively, (i) the “Obligations” as defined in the Loan Agreement, (ii) the “Guaranteed Obligations” as defined in the Guaranty and (iii) all obligations and liabilities of Pledgor hereunder.
     “Secured Parties” means, collectively, the Bank, the Collateral Agent and all other Guarantied Parties (as defined in the Guaranty).
     “Securities Intermediary” has the meaning set forth in Section 13.
     “Security Interest” has the meaning set forth in Section 2.
     2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including without limitation, obligations under the Guaranty, Pledgor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) and right of set-off against, all right, title and interest in or to all of the following assets and properties now owned or at any time hereafter acquired by Pledgor or in which Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):
          (a) (i) Account number ending in 1406537 held by Bank of America, N.A. (the “Bank”) as agent or custodian for Pledgor under an agreement for custody, safekeeping, investment management, investment advisory or similar services between Pledgor and Bank (the “Cash Collateral Account”);
               (ii) All successor and replacement accounts, regardless of the numbers of such accounts or the offices at which such accounts are maintained; and
               (iii) Any linked or related accounts or subaccounts held by any affiliate of Bank of America Corporation or any entity acting as clearing broker for any of the accounts (the accounts described in clauses (i), (ii) and (iii), collectively, the “Accounts”);
          (b) All rights of Pledgor in connection with the Accounts, including any rights against any securities intermediary, any affiliate of Bank of America Corporation or any clearing broker in connection with the Accounts;
          (c) All investment property, security entitlements, financial assets, certificated securities, uncertificated securities, money, deposit accounts, instruments, certificates of deposit, general intangibles, and all other investments or property of any sort now or hereafter held, maintained or administered in, or credited to, the Accounts; but excluding collective investment funds managed by Bank of America, N.A., including without limitation any interest in variable amount notes, commonly known as “master notes”; and
          (d) All present and future income, proceeds, earnings, increases, and substitutions from or for the Collateral of every kind and nature, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the Collateral, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the Collateral, and all other property Pledgor is entitled to receive on account of such Collateral, including accounts, documents, instruments, chattel paper, and general intangibles.
     3. Maintaining the Cash Collateral Account. Notwithstanding any other term or condition to the contrary in any other agreement relating to the Cash Collateral Account or any other Account, Pledgor (a) hereby grants “control” (within the meaning of Sections 9-106 and 8-106 of the UCC) of the Cash Collateral Account, the other Accounts and the other Collateral to the Collateral Agent and authorizes the Bank to accept instructions and entitlement orders from the Collateral Agent with respect to the Collateral without the further consent of Pledgor, (b) agrees that so long as this Agreement is in effect, Pledgor shall not be entitled to give instructions or entitlement orders to the Bank or any other Person with respect to the Collateral (except that Pledgor may request the Collateral Agent to give instructions to the Bank with respect to the Collateral in accordance with the terms of this Agreement) and Pledgor shall not grant “control” (within the meaning of Sections 9-106 and 8-106 of the UCC) of the Collateral

Account and the other Collateral to any other Person and (c) except as provided by the provisions of Sections 4(c) and 17(k), no asset or amount in the Accounts shall be paid or released to or for the account of Pledgor.
     4. Collateral Maintenance.
          (a) On the date hereof, Pledgor has deposited in the Cash Collateral Account $30,000,000 in cash. If requested by Pledgor, the Collateral Agent may direct the Bank to invest amounts on deposit in the Cash Collateral Account in one or more money market funds that the Collateral Agent may approve in its sole discretion; provided, however, that any such money market fund investments are permitted pursuant to Parent Guarantor’s board approved investment policy as previously provided by Parent Guarantor to the Collateral Agent. At all times during the term of this Agreement, Pledgor agrees to maintain in the Cash Collateral Account, as security for the Secured Obligations, Collateral of a type described on the table set forth below this paragraph (collectively, the “Collateral Table”) and otherwise acceptable to the Collateral Agent (“Eligible Collateral”) with an Aggregate Collateral Value at least equal to the Outstanding Balance. “Aggregate Collateral Value” means, as of any date of determination, an amount equal to the product obtained by multiplying (i) the Collateral Value as of such date by (ii) the Margin Call Percentage shown on the following table (the “Collateral Table”) for the applicable type of Eligible Collateral:

Eligible Collateral Type	Margin Call Percentage
Money Market	100%
Cash	100%
     The Collateral Agent shall have no obligation to give any Collateral Value to any Collateral of a type not shown on the Collateral Table.
          (b) If the Outstanding Balance exceeds at any time the Aggregate Collateral Value, then Pledgor shall have two (2) Business Days from the date notification (whether oral or written) of such noncompliance is delivered to Pledgor, to either deposit cash into the Cash Collateral Account, or prepay the principal of the Loan such that, after giving effect thereto, the Outstanding Balance is less than or equal to the Aggregate Collateral Value as of the date on which such action is taken. Any such prepayment of the Loan shall be applied to the principal installments due under Section 2.2(b) of the Loan Agreement in the inverse order of their maturity.
          (c) Subject to the other provisions of this Section 4 and any written agreement to the contrary with the Collateral Agent, if no Default or Event of Default has occurred and is continuing or would result from such action, upon any repayment or prepayment of the outstanding principal amount of the Loan, upon the request of Pledgor, the Collateral Agent shall release Collateral from the Cash Collateral Account having Collateral Value up to the lesser of (i) the principal amount of the Loan so repaid or prepaid and (ii) the amount by which the Aggregate Collateral Value exceeds the Outstanding Balance at the date of request (and direct the sale or trade of investments in the Cash Collateral Account to the extent necessary to do so);

provided that, after giving effect to any such release of Collateral, the Outstanding Balance is less than or equal to the Aggregate Collateral Value.
     5. Pledgor’s Covenants, Representations and Warranties. Pledgor covenants, represents and warrants that unless compliance is waived by the Collateral Agent in writing:
          (a) Pledgor is the legal and beneficial owner of all the Collateral free and clear of any and all liens, encumbrances, or interests of any third parties other than the security interest of Collateral Agent, for the benefit of the Secured Parties, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature, whether voluntary or involuntary, except the security interest of Collateral Agent, for the benefit of the Secured Parties.
          (b) Pledgor shall, at Pledgor’s expense, take all actions necessary or advisable from time to time to maintain the first priority and perfection of the security interest of the Collateral Agent in the Collateral and shall not take any actions that would alter, impair or eliminate said priority or perfection.
          (c) Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, and upon the failure of Pledgor to do so, the Collateral Agent at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.
          (d) If any of the Collateral is margin stock as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System of the United States, Pledgor will provide Collateral Agent a properly executed Form U-1 Purpose Statement. Pledgor will comply with the requirements and restrictions imposed by Regulation U.
          (e) Pledgor’s exact legal name is correctly set forth on the signature page hereof. Pledgor will notify the Collateral Agent in writing at least twenty (20) days prior to any change in Pledgor’s name or identity.
          (f) Pledgor’s chief executive office is, and has been for the entire period of the existence of Pledgor, located, in the State of New York. Pledgor is organized under the laws of the State of Delaware. Pledgor shall give the Collateral Agent at least twenty (20) days’ prior written notice before changing the location of its chief executive office, type of organization, business structure or state of organization.
          (g) Pledgor’s organizational identification number assigned by the State of Delaware is correctly set forth on the signature page hereof. Pledgor shall promptly notify the Collateral Agent of any change of its organizational identification number.
     6. Collateral Agent Appointed Attorney-in-Fact. Pledgor hereby appoints the Collateral Agent the attorney-in-fact of Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after an Event of Default has occurred and is continuing, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default (except in the case of clauses (b), (g) and (j), which right may be exercised at any time), with full power of substitution either in the Collateral Agent’s name or in the name of Pledgor (but subject to any applicable terms of this Agreement): (a) to endorse, receive, accept and collect all checks, drafts, other payment orders and instruments representing or included in the Collateral or representing any payment, dividend or distribution relating to any Collateral or to take any other action to enforce, collect or compromise any of the Collateral and to transfer any Collateral (including converting physical certificates to book-entry holdings) into the name of the Collateral Agent or its nominee or any broker-dealer (which may be an affiliate of the Collateral Agent); (b) to execute any control agreement covering any Collateral on Pledgor’s behalf and as attorney-in-fact for Pledgor in order to perfect the Collateral Agent’s first priority and continuing security interest in the Collateral and in order to provide the Collateral Agent with control of the Collateral, and Pledgor’s signature on this Agreement or other authentication of this Agreement shall constitute an irrevocable direction by Pledgor to any bank, custodian, broker dealer, any other securities intermediary or commodity intermediary holding any Collateral or any issuer of any letters of credit to comply with any instructions or entitlement orders of the Collateral Agent with respect to the Collateral without further consent of Pledgor; (c) to participate in any recapitalization, reclassification, reorganization, consolidation, redemption, stock split, merger or liquidation of any issuer of securities which constitute Collateral, and in connection therewith Collateral Agent may deposit or surrender control of the Collateral, accept money or other property in exchange for the Collateral, and take such action as it deems proper in connection therewith, and any money or property received on account of or in exchange for the Collateral shall be applied to the Indebtedness or held by the Collateral Agent thereafter as Collateral pursuant to the provisions hereof; (d) to exercise any right, privilege or option pertaining to any Collateral, but the Collateral Agent has no obligation to do so; (e) to file any claims, take any actions or institute any proceedings which Collateral Agent determines to be necessary or appropriate to collect or preserve the Collateral or to enforce the Collateral Agent’s rights with respect to the Collateral; (f) to execute in the name or otherwise authenticate on behalf of Pledgor any record reasonably believed necessary or appropriate by the Collateral Agent for compliance with laws, rules or regulations applicable to any Collateral, or in connection with exercising the Collateral Agent’s rights under this Agreement; (g) to file any financing statement relating to this Agreement electronically, and Collateral Agent’s transmission of Pledgor’s signature on and authentication of the financing statement shall constitute Pledgor’s signature on and authentication of the financing statement; (h) to make any compromise or settlement it deems desirable or proper with reference to the Collateral; (i) to do and take any and all actions with respect to the Collateral and to perform any of Pledgor’s obligations under this Agreement; and (j) to execute any documentation reasonably believed necessary by the Collateral Agent for compliance with Rule 144 or any other restrictions, laws, rules or regulations applicable to any Collateral hereunder that constitutes restricted or control securities under the securities laws. The foregoing appointments are irrevocable and coupled with an interest and shall not be revoked without the Collateral Agent’s prior written consent. To the extent permitted by law, Pledgor hereby ratifies all said attorney-in-fact shall lawfully do by virtue hereof.
     7. Voting Rights.
          (a) So long as no Event of Default shall have occurred and is continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or any document or agreement executed in connection herewith.
          (b) Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to subsection (a) above shall cease, and the Collateral Agent shall thereupon have the sole right to exercise such voting and other consensual rights.
     8. Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may do any one or more of the following, to the extent permitted by law:
          (a) Exercise as to any or all of the Collateral all the rights, powers and remedies of an owner.
          (b) Enforce the security interest given hereunder pursuant to the UCC and any other applicable law.
          (c) Sell all or any part of the Collateral at any public or private sale in accordance with the UCC, without advertisement, in such manner and order as Collateral Agent may elect. Collateral Agent may purchase the Collateral for its own account at any such sale. The Collateral Agent shall give Pledgor such notice of any public or private sale as may be required by the UCC, provided that to the extent notice of any such sale is required by the UCC or other applicable law, Pledgor agrees that at least 10 (ten) days notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and provided further that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC or other applicable law. Pledgor acknowledges that Collateral may be sold at a loss to Pledgor, and that, in such event, the Collateral Agent shall have no liability or responsibility to Pledgor for such loss. Pledgor further acknowledges that a private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall, to the extent permitted by applicable law, be deemed not to be “commercially reasonable” solely as a result of such prices and other sale terms. Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to the buyer thereof the Collateral so sold. Each buyer at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted. Without limiting any other rights and remedies available to the Collateral Agent, Pledgor expressly acknowledges and agrees that with respect to Collateral consisting of notes, bonds or other securities which are not sold on a recognized market, the Collateral Agent shall be deemed to have conducted a commercially reasonable sale of such Collateral if (i) such sale is conducted by any nationally recognized broker-dealer (including any affiliate of the Collateral Agent), investment banker or any other method common in the securities industry, and (ii) if the purchaser is the Collateral Agent or any Secured Party, the sale price received by such Person in connection with such sale is reasonably supported by quotations received from one or more other nationally recognized broker-dealers, investment bankers or other financial institutions.
          (d) Enforce the security interest of Collateral Agent in any deposit account which is part of the Collateral by applying such account to the Secured Obligations.
          (e) Exercise any other remedy provided under this Agreement or by any applicable law.
          (f) Comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered to affect adversely the commercial reasonableness of any sale or other disposition of the Collateral.
          (g) Sell the Collateral without giving any warranties as to the Collateral. Collateral Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to affect adversely the commercial reasonableness of any sale or other disposition of the Collateral.
     Pledgor agrees that the Collateral may be sold as provided for in this Pledge Agreement and expressly waives any rights of notice of sale, advertisement procedures, or related provisions granted under applicable law, including the New York Lien Law. All cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, following the payment of the fees and expenses of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent to, the Secured Obligations in such order as the Collateral Agent may elect in accordance with the provisions of the Loan Documents. Any surplus of such cash or cash proceeds held by or on behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid to Pledgor. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 8 are insufficient to cover the costs and expenses of such realization and the payment in full of all Secured Obligations, Pledgor and the Guarantors shall remain liable for any deficiency to the extent Pledgor and such Guarantors are obligated therefor under the other documents executed in connection with the Secured Obligations and this Agreement, as well as the fees and expenses of any Person employed by the Collateral Agent or any other Secured Party to collect such deficiency in accordance with Section 14.
     9. Right to Cure; Limitation on Collateral Agent’s Duties. If Pledgor fails to perform any agreement contained herein, the Collateral Agent may perform or cause performance of such agreement and the expenses of the Collateral Agent incurred in connection therewith shall be payable by Pledgor under Section 14. Any powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have any responsibility for (a) ascertaining, exercising or taking other action or giving Pledgor notice with respect to subscription rights, calls, conversions, exchanges, maturities, lenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. the Collateral Agent shall not be liable for any loss to the Collateral resulting from acts of God, war, civil commotion, fire, earthquake, or other disaster or for any other loss or damage to the Collateral except to the extent such loss is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the Collateral Agent’s gross negligence or willful misconduct.
     10. Waivers. The Collateral Agent shall be under no duty or obligation whatsoever and Pledgor waives any right to require the Collateral Agent to (a) make or give any presentment, demands for performances, notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of indebtedness held by the Collateral Agent as Collateral, or in connection with any obligation or evidences of indebtedness which constitute in whole or in part the Secured Obligations, (b) proceed against any Person, (c) proceed against or exhaust any collateral, or (d) pursue any other remedy in the Collateral Agent’s power; and Pledgor waives any defense arising by reason of any disability or other defense of any Loan Party or any other Person, or by reason of the cessation from any cause whatsoever of the liability of any Loan Party or any other Person. Until the Secured Obligations are paid in full, Pledgor waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Agreement, and Pledgor waives any right to enforce any remedy which the Collateral Agent or any Secured Party now has or may hereafter have against any Loan Party or against any other Person and waives any benefit of and any right to participate in any Collateral or security whatsoever now or hereafter held by the Collateral Agent or any Secured Party. Pledgor agrees that it is solely responsible for keeping itself informed as to all circumstances which bear upon the risk of nonpayment or the risk of a margin call or liquidation of the Collateral.
     11. Transfer, Delivery and Return of Collateral.
          (a) Pledgor shall immediately deliver or cause to be delivered to the Collateral Agent (or the Securities Intermediary, if any) (i) any certificates or instruments now or hereafter representing or evidencing Collateral and such certificates and instruments shall be in suitable form for transfer without restriction or stop order by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank in form and substance reasonably satisfactory to the Collateral Agent, and (ii) after an Event of Default has occurred and is continuing, in the same form as received (with any necessary endorsement), all dividends and other distributions paid or payable in cash in respect of any Collateral and any such amounts, if received by Pledgor, shall be received in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and be segregated from the other property or funds of Pledgor.

          (b) The Collateral Agent may at any time deliver the Collateral or any part thereof to Pledgor and the receipt by Pledgor shall be a complete and full acquittance for the Collateral so delivered, and the Collateral Agent shall thereafter be discharged from any liability or responsibility therefor.
     12. Continuing Agreement and Powers.
          (a) This is a continuing Agreement and all the rights, powers and remedies hereunder shall, unless otherwise limited herein, apply to all past, present and future Secured Obligations, including that arising under successive transactions which shall either continue the Secured Obligations, increase or decrease it, and notwithstanding the cessation of business, dissolution or bankruptcy of any Loan Party, or any other event or proceeding affecting any Loan Party.
          (b) Until all Secured Obligations shall have been paid in full, the power of sale and all other rights, powers and remedies granted to the Collateral Agent hereunder shall continue to exist and may be exercised by the Collateral Agent at the time specified hereunder irrespective of the fact that the Secured Obligations or any part thereof may have become barred by any statute of limitations. Pledgor waives the benefit of any statute of limitations as applied to this Agreement.
     13. Securities Intermediary. If permitted by the Collateral Agent, some or all of the Collateral may be held at a broker or other securities intermediary (the “Securities Intermediary”). Pledgor shall pay to the Securities Intermediary any charges or costs imposed by the Securities Intermediary. Pledgor at no time shall request that the Securities Intermediary release any Collateral to Pledgor, except as expressly permitted by the Collateral Agent. The Collateral Agent may require that Pledgor obtain a control agreement, signed by the Securities Intermediary, in form and substance reasonably acceptable to the Collateral Agent. The Collateral Agent may, at any time but in accordance with the terms of this Agreement and any control agreement, require the Securities Intermediary to do any or all of the following: (a) disburse any or all of the Collateral to the Collateral Agent; (b) allow the Collateral Agent (and not Pledgor) to exercise any rights relating to the Collateral; (c) sell some or all of the Collateral and remit the sales proceeds (less the Securities Intermediary’s normal sales charge) to the Collateral Agent; and (d) buy and sell Collateral only upon the instructions of the Collateral Agent (and not Pledgor). If the Collateral Agent assigns or transfers its rights under this Agreement and the Collateral Agent is the Securities Intermediary for any or all of the Collateral, Pledgor agrees that the Collateral Agent, in such capacity, is irrevocably directed by Pledgor to comply with instructions or entitlement orders with respect to such Collateral originated by any assignee or transferee of this Agreement without further consent of Pledgor.
     14. Costs; Indemnification.
          (a) Pledgor agrees to pay or reimburse (i) all costs and reasonable attorney’s fees incurred by the Collateral Agent and the Secured Parties in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents to which Pledgor is party, including its rights under this Section and (ii) all reasonable costs and expenses incurred by the Collateral Agent in the administration of this Agreement and the other Loan Documents to which Pledgor is a party. As used in this paragraph, “attorneys’ fees” includes the allocated costs of in-house counsel. In addition, Pledgor agrees to, upon reasonable notice from the Collateral Agent, pay any and all stamp and other taxes or fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other documents to be delivered hereunder, and agrees to save the Collateral Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.
          (b) Pledgor agrees to indemnify and hold the Collateral Agent and the other Secured Parties and their parent entities, Subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns (collectively, the “Indemnitees”), harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any other Loan Document, the Security Interest or the Collateral and (ii) any litigation or proceeding related to or arising out of this Agreement, any such document, the Security Interest or the Collateral, in each case other than arising as a result of any such Indemnitee’s gross negligence or willful misconduct. This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel). Under no circumstances shall any of the Indemnitees have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith.
          (c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 14 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 14 shall be payable upon demand.
     15. Notices. All notices and other communications hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 12 of the Loan Agreement, and (a) if given to Pledgor shall be sent to the address or fax number listed in Section 12 of the Loan Agreement, or to such other addresses or fax numbers as Pledgor may specify from time to time in writing and (b) if given to the Collateral Agent, shall be sent to the following address, or sent by facsimile to the fax number listed below, or to such other addresses as the Collateral Agent may specify from time to time in writing:

Collateral Agent:	Bank of America, N.A.
767 Fifth Avenue, Floor 12A
New York, New York 10153
Attention: Jane R. Heller
Telecopy: 212-407-5402

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Stephen K. Koo
Telecopy: 212-757-3990
     16. Dispute Resolution Provision. The Dispute Resolution Provision as set forth in Section 13.13 of the Loan Agreement shall apply. By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
     17. Miscellaneous.
          (a) Cumulative Rights and No Waiver. Each and every right granted to the Collateral Agent and the Secured Parties under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of the Collateral Agent or the Secured Parties, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Collateral Agent or the Secured Parties of any right preclude any other or future exercise thereof or the exercise of any other right. Pledgor expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration, except in the event and to the extent that any such notice is expressly required by the terms of any Loan Document. No notice to or demand on Pledgor in any case shall, of itself, entitle Pledgor to any other or future notice or demand in similar or other circumstances.
          (b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent that the Collateral Agent or any Secured Party has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive such Person of such rights and remedies as may be available under federal law.
          (c) Successor and Assigns. This Agreement is binding on Pledgor and its successors and assignees and shall inure to the benefit of the Collateral Agent and each other Secured Party and their successors and assigns; provided that Pledgor may not assign any of its rights or obligations under this Agreement without the Collateral Agent’s prior written consent (and any purported assignment in violation of this Section 16(c) shall be null and void).
          (d) Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Pledgor therefrom, shall be effective unless the same shall be in writing and signed by the Collateral Agent and Pledgor.

          (e) Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
          (f) Severability. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.
          (g) Survivability. All covenants, agreements, representations and warranties made by Pledgor herein or in the other Loan Documents to which Pledgor is a party shall survive the making of the Loan and shall continue in full force and effect so long as the Secured Obligations, or any portion thereof, are outstanding.
          (h) Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Signatures may be delivered via telecopy or in PDF format via electronic mail and signature delivered by such means shall be deemed originals for all purposes.
          (i) Right of Set-Off. In addition to any rights and remedies of the Secured Parties provided by applicable law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to Pledgor, any such notice being waived by Pledgor to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Secured Party to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Secured Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Secured Party or Affiliate shall have made demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Secured Party agrees promptly to notify Pledgor and the Collateral Agent in writing after any such set off and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Collateral Agent and each Secured Party under this Section 17(i) are in addition to other rights and remedies (including other rights of setoff) that the Collateral Agent and such Secured Party may have.
          (j) Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Loan Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any increase in, or any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject to the terms of Section 17(k), any other circumstance that might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Secured Obligations or this Agreement.
          (k) Termination or Release. (i) This Agreement and the Security Interest shall terminate with respect to the Collateral on the earlier to occur of (A) the Collateral Delivery Date and (B) the date on which all the outstanding Secured Obligations have been indefeasibly paid in full and the Secured Parties have no further commitment under the Loan Agreement or other agreements evidencing the Secured Obligations.
               (ii) If any funds are released from the Cash Collateral Account pursuant to Section 4(c), the security interest in such funds shall be automatically released.
               (iii) In connection with any termination or release pursuant to paragraph (i) above, the Collateral Agent shall execute and deliver to Pledgor, at Pledgor’s expense, all documents that Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 17(k) shall be without recourse to or warranty by the Collateral Agent.
     (l) General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Loan Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Loan Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Loan Documents against Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or Pledgor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Loan Document against Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Loan Document and (d) to agree to be bound by the terms of this Agreement and any other Loan Documents. The Collateral Agent may resign at any time by giving written notice thereof to the Secured Parties and Pledgor. Upon any such resignation, the Lender shall appoint a successor Collateral Agent who shall be willing to accept, and accepts, such appointment within thirty (30) days after the retiring Collateral Agent shall have given notice of resignation (such appointment to be subject to the prior written approval of Pledgor, which approval may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of such appointment by the successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers and privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents (but shall continue to have the benefit of Sections 14, 16 and 17(i) hereof).
     (m) Financing Statements. Pledgor hereby irrevocably authorizes the Collateral Agent to file one or more financing statements describing all or part of the Collateral, and continuation statements, or amendments thereto, relative to all or part of the Collateral as authorized by applicable law. Such financing statements, continuation statements and amendments will contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the type of organization Pledgor is and any organizational identification number issued to Pledgor. Pledgor agrees to furnish any such information to the Collateral Agent promptly upon request. Pledgor also ratifies its authorization for the Collateral Agent to have filed any initial financing statement or amendments thereto filed prior to the date hereof.
     (n) Further Assurances. From time to time, Pledgor shall, at the request of the Collateral Agent, execute such other agreements, documents or instruments or take any other actions in connection with this Agreement as the Collateral Agent may reasonably deem necessary to evidence or perfect the security interests granted herein, to maintain the first priority of the security interests, or to effectuate the rights granted to the Collateral Agent herein, but their failure to do so shall not limit or affect any security interest or any other rights of the Collateral Agent in and to the Collateral. Pledgor will execute and deliver to the Collateral Agent any stock powers, instructions to any securities intermediary, issuer or transfer agent, proxies, or any other documents of transfer that the Collateral Agent requests in order to perfect, obtain control or otherwise protect the Collateral Agent’s security interest in the Collateral or to effect the Collateral Agent’s rights under this Agreement. Such powers or documents may be executed in blank or completed prior to execution, as reasonably requested by the Collateral Agent.
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Pledgor’s Chief Executive Office:	PLEDGOR:

11 West 42nd Street	MSLO EMERIL ACQUISITION SUB LLC
New York, NY 10036

By:	/s/ Howard Hochhauser
	Name:	Howard Hochhauser
	Title:	Vice President

Pledgor’s organizational identification number
assigned by the State of Delaware:
4523889

COLLATERAL AGENT: BANK OF AMERICA, N.A., as Collateral Agent
By:	/s/ Jane R. Heller
	Name:	Jane R. Heller
	Title:	Senior Vice President

Acknowledged and Agreed
this 4th day of April, 2008:

BANK OF AMERICA, N.A.
By:	/s/ Jane R. Heller
	Name:	Jane R. Heller
	Title:	Senior Vice President

[Signature page to pledge Agreement]